LIST OF SUBSIDIARIES

FedNat Underwriters, Inc., a Florida corporation
Century Risk Insurance Services, Inc., a Florida corporation
Federated National Insurance Company, a Florida corporation
Insure-Link, Inc., a Florida corporation
Monarch Delaware Holdings LLC, a Delaware limited liability company (1)
Monarch National Holding Company, a Florida corporation (1)
Monarch National Insurance Company, a Florida corporation
Southeast Catastrophe Consulting Company, LLC, an Alabama limited liability company
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(1) Effective March 2, 2018, Monarch Delaware Holdings LLC was merged into Monarch National Insurance Company, the surviving entity.